Exhibit 99.1

  Permian Basin Royalty Trust

PERMIAN BASIN ROYALTY TRUST

ANNOUNCES MARCH CASH DISTRIBUTION

DALLAS, Texas, March 21, 2017 – Permian Basin Royalty Trust (NYSE: PBT) (“Permian”) today declared a cash distribution to the holders of its units of beneficial interest of $0.047230 per unit, payable on April 13, 2017, to unit holders of record on March 31, 2017.

This month’s distribution decreased from the previous month due to a decrease in both the net production of oil and gas and in the pricing of oil and gas production for the Waddell Ranch properties. On January 15, 2017, a fire occurred due to a lightning strike on the Tubb McKnight Water Station which disrupted production of both oil and gas. There were no injuries relating to this incident. The resumption of production on those properties did not resume until January 31. Most of those wells are back on production as of February 28, and will continue to be producing. The Waddell Ranch Properties contributed $1,349,866 to this month’s distribution.

The Texas Royalty Properties had a slight decrease in oil and gas production, offset by a slight increase in pricing of oil and gas production. The Texas Royalty Properties contributed $976,573 to this month’s distribution.

Capital expenditures on the Waddell Ranch continue to be lower than previous months, with it being mostly facility projects for the remainder of the year. However, additional expense will be incurred bringing the Tubb McKnight Water Station back on line of approximately $1,228,000 (gross) to the entire project of working interest owners. It is not clear at this time as to what the cost to Trust will be until it is incurred and charged to the Trust.

WADDELL RANCH

Production for the underlying properties at the Waddell Ranch was 44,448 barrels of oil and 296,857 Mcf of gas. The production for the Trust’s allocated portion of the Waddell Ranch was 19,994 barrels of oil and 133,872 Mcf of gas. The average price for oil was $48.47 per bbl and for gas was $3.30 per Mcf. This would primarily reflect production and pricing for the month of January for oil and the month of December for gas. These allocated volumes were significantly impacted by the pricing of both oil and gas.

This production and pricing for the Underlying Properties resulted in revenues for the Waddell Ranch Properties of $3,133,981. Deducted from these would be the Lease Operating Expense (LOE) of $1,248,417, taxes of $230,512, and adding back a reimbursement of Capital Expenditures (CAPEX) of $144,769 totaling $1,334,160 resulting in a Net Profit of $1,799,821 for the month of February. With the Trust’s Net Profit Interest (NPI) of 75% of the underlying properties, this would result in a net contribution by the Waddell Ranch Properties of $1,349,865 to this month’s distribution.

The total production for the underlying properties on the Waddell Ranch for 2016 relating to what was paid to the Trust, was 865,551 barrels of oil and 5,128,649 Mcf of gas.

	Underlying Properties		Net to Trust Sales
	Volumes		Volumes		Average	Price
	Oil (bbls)	Gas (Mcf)	Oil (bbls)	Gas (Mcf)	Oil (per bbl)	Gas (per Mcf)
Current Month
Waddell Ranch	44,448	296,857	19,994	133,872*	$48.47	$3.30**
Texas Royalties	21,756	24,107	20,669	22,902*	$48.37	$5.58**
Prior Month
Waddell Ranch	66,746	357,308	47,467	254,141*	$48.60	$3.32**
Texas Royalties	23,372	26,387	22,204	25,067*	$46.89	$5.32**

*	These volumes are the net to the trust, after allocation of expenses to Trust’s net profit interest, including any prior period adjustments.
**	This pricing includes sales of gas liquid products.

TEXAS ROYALTY PROPERTIES

Production for the underlying properties at the Texas Royalties was 21,756 barrels of oil and 24,107 Mcf of gas. The production for the Trust’s allocated portion of the Texas Royalties was 20,669 barrels of oil and 22,902 Mcf of gas. The average price for oil was $48.37 per bbl and for gas was $5.58 per Mcf. This would primarily reflect production and pricing for the month of January for oil and the month of December for gas. These allocated volumes were impacted by the pricing of both oil and gas.

This production and pricing for the underlying properties resulted in revenues for the Texas Royalties of $1,186,813. Deducted from these would be taxes of $158,841 resulting in a Net Profit of $1,027,972 for the month of February. With the Trust’s Net Profit Interest (NPI) of 95% of the Underlying Properties, this would result in net contribution by the Texas Royalties of $976,573 to this month’s distribution.

The total production for the underlying properties on the Texas Royalties for 2016 relating to what was paid to the Trust, was 300,710 barrels of oil and 362,918 Mcf of gas.

General and Administrative Expenses deducted for the month were $125,878 resulting in a distribution of $2,201,349 to 46,608,796 units outstanding, or $0.047230 per unit.

The worldwide market conditions continue to affect the pricing for domestic production. It is difficult to predict what effect these conditions will have on future distributions.

The 2016 tax information packets were mailed directly to unitholders in early March 2017. A copy of Permian’s 2016 tax information booklet is posted on Permian’s website. In addition to the tax booklet the Permian website also offers two simple calculators for computing the income and expense amounts and the cost depletion. To facilitate unitholder tax preparation, both the income and expense and the depletion calculators have been updated on Permian’s website for 2016 tax reporting.

Permian’s cash distribution history, current and prior year financial reports and tax information booklets, a link to filings made with the Securities and Exchange Commission and more can be found on its website at http://www.pbt-permian.com/. The new toll free customer service number for the trust is 1-855-588-7839.

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Contact:        Ron Hooper, Senior Vice President

Southwest Bank, Trustee, Toll Free – 1.855.588.7839